PROSPECTUS





                            PROGEN INDUSTRIES LIMITED
                               ABN 82 010 975 612


                                  ONE FOR EIGHT
                              BONUS ISSUE OF OPTIONS

IMPORTANT  INFORMATION

     This Prospectus is dated 19 November 2003 and a copy was lodged with ASIC on that date. None of ASIC, ASX nor their respective officers takes any responsibility for the contents of this Prospectus.

     This Prospectus should be read in its entirety as it provides information for Eligible Shareholders to decide whether to exercise their Bonus Options. In particular, risk factors (described in section 6) that could affect Progen should be examined before any exercise. If after reading this Prospectus, you have questions concerning the exercise of your Bonus
     Options, please contact your stockbroker, accountant or independent financial advisor.

     If you decide to exercise your Bonus Options and have any questions concerning the procedure for that exercise, please contact the Company secretary.

     Bonus Options will only be issued to Eligible Shareholders with respect to Shares registered on the register at 7.00pm (Brisbane time) on 28 November 2003 and whose registered address is in Australia, New Zealand or such other jurisdiction in which the Bonus Issue can lawfully be conducted.

     Neither the Company, nor its directors or associates makes any representation that the Exercise Price will be equal to or less than the Share price at any time during the Exercise Period or that holders of Bonus Options will be able to sell those Bonus Options.

     The Glossary in section 9 defines certain terms and abbreviations used in this Prospectus.

     The special content rules in section 713 of the Corporations Act apply to this Prospectus. That provision governs the issue of a prospectus in relation to offers of options to acquire securities in a class that have been continuously quoted on ASX for 12 months prior to the date of that prospectus.



     IMPORTANT  DATES

PROSPECTUS DATED                                                  19 November 2003
SHARES QUOTED EX-BONUS ISSUE ENTITLEMENT                          24 November 2003
TRADING IN BONUS OPTIONS ON A DEFERRED                            24 November 2003
SETTLEMENT BASIS COMMENCES
RECORD DATE TO DETERMINE ENTITLEMENT      7.00 pm (Brisbane time) 28 November 2003
ALLOTMENT AND ISSUE OF BONUS OPTIONS                               3 December 2003
DESPATCH DATE OF HOLDING STATEMENTS                                5 December 2003
TRADING IN BONUS OPTIONS ON A NORMAL                               8 December 2003
SETTLEMENT BASIS COMMENCES


THIS  DOCUMENT  IS  IMPORTANT  AND  SHOULD  BE  READ  IN  ITS  ENTIRETY


TABLE OF CONTENTS

IMPORTANT INFORMATION                                    2

CHAIRMAN'S LETTER                                        1

1.   PURPOSE OF THE BONUS ISSUE                          2
2.   THE BONUS OPTIONS                                   2
3.   EFFECT OF THE BONUS ISSUE                           3
4.   RIGHTS AND LIABILITIES ATTACHING TO BONUS OPTIONS   5
5.   RIGHTS AND LIABILITIES ATTACHING TO SHARES          7
6.   RISK FACTORS                                        8
7.   ADDITIONAL INFORMATION                             11
8.   DIRECTORS' STATEMENT                               13
9.   GLOSSARY                                           14
10.  CORPORATE DIRECTORY                                15

CHAIRMAN'S  LETTER


19  November,  2003


Dear  Shareholder,

On behalf of your Board, I am pleased to present this Prospectus to you in relation to the issue of Bonus Options to Eligible Shareholders.

Purpose  of  the  Bonus  Issue
------------------------------

The purpose of the Bonus Issue is to support Progen's growth strategy, increase investor interest and improve liquidity in the Company's Shares over the longer term. Progen plans to take advantage of the encouraging clinical data from trials of PI-88 and seek out-licensing partners to take the compound through late stage clinical development, registration and release to market. Simultaneously, Progen intends to actively expand its drug development pipeline through enhancing in-house drug discovery efforts and to actively seek new in-licensing opportunities that strengthen the pipeline. These activities are intended to drive further value creation for the Company and secure Progen's future sustainability as a competitive and progressive biotechnology company.

Your  entitlement
-----------------

The Bonus Issue comprises one Bonus Option for every eight Shares registered on the Record Date, at an exercise price of $2.50 per Share and expiring 5 pm Brisbane time 31 May 2005. The Company shall apply to ASX for listing of the Bonus Options.

This  Prospectus
----------------
This Prospectus contains detailed information about the Bonus Issue and your Directors recommend that you read it carefully. In particular, section 2 details your entitlement to be issued Bonus Options and summarises the Bonus Issue while section 4 more completely describes the terms of the Bonus Options.
Section 6 describes possible risks associated with exercising the Bonus Options which you should consider before deciding whether to exercise your Bonus Options. Limitations and other restrictions on offers to overseas shareholders are generally discussed in section 7.4.

I invite you to consider the contents of this Prospectus and thank you for your continued support.

Yours  faithfully



Stephen  Chang
Chairman  of  the  Board
Progen  Industries  Limited

1.   PURPOSE OF THE BONUS ISSUE

The Company is undertaking the Bonus Issue to increase investor interest in the Company and improve liquidity in the Company's Shares over the longer term.

While the Company does not expect to receive any proceeds from the Bonus Issue in the short term, Progen intends to apply the funds received from the exercise of Bonus Options to support the Company's growth strategy as outlined in the Chairman's letter in this Prospectus.

2.   THE BONUS OPTIONS
--------------------------------------------------------------------------------

2.1  SUMMARY

Progen will issue each Eligible Shareholder with one Bonus Option for every eight Shares registered to that shareholder on the Record Date. Each Bonus Option entitles the holder to subscribe for one Share at $2.50 each until 5.00pm (Brisbane time) 31 May 2005.

The terms of the Bonus Options are set out in full in section 4. In summary, the Bonus Issue is as follows:

--------------------------------------------------------------------------------------
ISSUE PRICE          Bonus Options will be issued to Eligible Shareholders for no consideration.

EXERCISE PRICE       2.50 per Share, subject to adjustment in accordance with section
                     4.4.

EXERCISE PERIOD      From issue until 5.00pm (Brisbane time) 31 May 2005.  Bonus
                     Options not exercised during the Exercise Period, will lapse.

EXERCISE             Deliver exercise notice with payment and CHESS holding statement to the Company prior to the Expiry Date.

AMOUNT TO BE RAISED  The Company will issue up to 4,237,403 Bonus Options, including those to be issued with respect to Shares issued under the
                     Placement.  If all Bonus Options are exercised, an aggregate of
                     $10.6 million (before costs) will be raised.
--------------------------------------------------------------------------------------


2.2  ACTION REQUIRED TO PARTICIPATE IN THE BONUS ISSUE

Eligible Shareholders are not required to take any action to be issued their Bonus Options. The allotment and issue of Bonus Options will be made as soon as possible after the Record Date. Separate holding statements for the Bonus Options will be dispatched by post to Eligible Shareholders as soon as practicable after that issue.

While the holders of Existing Options may not participate in the Bonus Issue, the terms of the Existing Options provide that the number of Shares over which those options may be exercised is increased to account for the effect of the Bonus Issue.

Enquiries about the Bonus Issue should be directed to the Company secretary on +61 7 3273-9100.

2.3  QUOTATION

Not later than 7 Business Days after the date of this Prospectus, application will be made to ASX for the quotation of the Bonus Options.

No  Bonus Options will be allotted under this Prospectus after 19 November 2004.

3.   EFFECT OF THE BONUS ISSUE

--------------------------------------------------------------------------------


The Pro forma Statement of Financial Position is set out under section 3.1 and the effect of the Bonus Issue on the Company is shown in section 3.2 .

3.1  PRO FORMA STATEMENT OF FINANCIAL POSITION

                                          AUDITED       AFTER PLACEMENT AND    AFTER EXERCISE
STATEMENT OF FINANCIAL POSITION         30 JUNE 2003       COMPLETION OF          OF BONUS
                                           $000'S          BUSINESS SALE          OPTIONS
                                                             AGREEMENT
                                                              $000'S               $000'S
CURRENT ASSETS

Cash1                                         11,995                 18,558            30,831
Receivables                                      666                    666               666
Inventories                                      796                     20                20
Prepayments                                       94                     94                94
                                       --------------  ---------------------  ----------------
TOTAL CURRENT ASSETS                          13,551                 19,338            31,611
                                       ==============  =====================  ================

NON-CURRENT ASSETS

Investments                                    1,883                  1,883             1,883
Property, Plant and Equipment                  1,769                  1,744             1,744
Other                                             15                     15                15
                                       --------------  ---------------------  ----------------
TOTAL NON-CURRENT ASSETS                       3,667                  3,642             3,642
                                       ==============  =====================  ================

                                       --------------  ---------------------  ----------------
TOTAL ASSETS                                  17,218                 22,980            35,253
                                       ==============  =====================  ================

CURRENT LIABILITIES

Accounts Payable                               1,707                  1,707             1,707
Current Lease Payments                             -                      -                 -
Provisions                                       217                    202               202
Other                                            593                    593               593
                                       --------------  ---------------------  ----------------
TOTAL CURRENT LIABILITIES                      2,517                  2,502             2,502
                                       ==============  =====================  ================

NON-CURRENT LIABILITIES

Provisions                                        70                     61                61
TOTAL NON-CURRENT LIABILITIES                     70                     61                61
                                               2,587                  2,563             2,563
                                       --------------  ---------------------  ----------------
NET ASSETS                                    14,631                 20,417            32,690
                                       ==============  =====================  ================

Issued Capital                                67,143                 72,197            84,470
Retained profits (Accumulated Losses)        (52,512)               (51,780)          (51,780)
                                       --------------  ---------------------  ----------------

TOTAL EQUITY                                  14,631                 20,417            32,690
                                       ==============  =====================  ================

1.   Reconciliation of Pro forma cash
    ---------------------------------


Cash as at 30 June 2003                                              11,995            11,995
Proceeds from Placement                                               5,320             5,320
Proceeds on completion of Business Sale Agreement                     1,200             1,200
Proceeds from stock adjustment under Business Sale Agreement            333               333
Proceeds from exercise of Bonus Options                                   -            10,593
Proceeds from exercise of Placement Options                               -             1,750
5% commission on Placement                                             (266)             (266)
Employee entitlements on completion of Business Sale Agreement          (24)              (24)
Estimated Prospectus expenses                                             -               (70)
Pro forma cash at 30 June 2003                                       18,558            30,831


1.   The pro forma statement of financial position:

     - has been prepared as if all transactions were effective as at 30 June 2003. Accordingly, the numbers above may vary from the actual figures; and

     - does not include any options under the Directors and Employees Incentive Scheme approved by shareholders at the Annual General Meeting on 31 October 2003 under which up to 1.8 million options may be issued to directors and employees after completion of the Bonus Issue.

2. Under the Business Sale Agreement an adjustment for the value of stock is expected to result in an adjustment of $333,203. The adjusted gross proceeds is $1,533,203.

3. While from 1 July 2005 all Australian companies such as Progen will be required to comply with new and amended Australian accounting standards to be introduced to harmonise with international accounting standards, it is not expected (based on the current draft form of the standards) that any new or amended Australian accounting standards will materially affect the pro forma statement of financial position.

3.2  EFFECT OF THE BONUS ISSUE

If none of the holders of Existing Options or Placement Options exercise those options before the Record Date, Progen will issue approximately 4,237,403 Bonus Options. If all of the Existing Options and the Placement Options are exercised before the Record Date, Progen will issue approximately 4,470,930 Bonus Options.

The  Company  will  receive  no  consideration  for  the issue of Bonus Options.

If all the Bonus Options and the Placement Options (and none of the Existing Options) are exercised during the Exercise Period, Progen will receive $12,343,507. The likelihood of Progen raising this additional capital through exercise of the Bonus Options is dependent on the price of Shares from time to time up to the Expiry Date.

The capital structure of Progen, assuming no Existing Options are exercised, after the issue of the Bonus Options will be as follows:


Shares on issue at the date of this Prospectus     30,099,223
Shares issued under the Placement                   3,800,000
Placement Options                                     700,000
Bonus Options to be issued under this Prospectus    4,237,403
                                                   ----------
Fully diluted (excluding Existing Options)         38,836,626
                                                   ==========


Progen  will  have  40,004,846  Shares  on  issue,  assuming  that:

- no Existing Options or Placement Options are exercised before the Record Date; and

- all Existing Options, Placement Options and Bonus Options are subsequently exercised.

4.   RIGHTS AND LIABILITIES ATTACHING TO BONUS OPTIONS


The Option Terms are set out in full below. On exercise of the Bonus Options, Bonus Option holders will be issued Shares in the Company. A summary of the rights and obligations attaching to Shares is set out under section 5.

4.1  BONUS OPTION

     -    Each  Bonus  Option  is  granted  for  no  consideration.

     -    Each  Bonus  Option  gives  the  holder the right to subscribe for one
          Share,  subject  to  adjustment  in  accordance  with  section  4.4.

     - Each Bonus Option has an exercise price of $2.50, subject to adjustment in accordance with section 4.4.

4.2  EXERCISE OF BONUS OPTIONS

     -    EXERCISE

          The person registered as the holder of Bonus Options in the register of options maintained by the Company (the BONUS OPTION HOLDER) may exercise those Bonus Options, wholly or in part, by delivering an exercise notice accompanied by payment of the Exercise Price for each Share over which the Bonus Option is exercised to the Company during the Exercise Period.

     -    EFFECTIVENESS

          Exercise is only effective if payment is made by clear funds. If payment does not clear within 3 Business Days, an exercise notice will be ineffective and returned to the Bonus Option holder.

     -    ALLOTMENT  AND  ISSUE

          The Company must allot and issue to the Bonus Option holder the Shares subject to a proper exercise of a Bonus Option not more than 15 Business Days after the relevant exercise notice is received at the Company's registered office.

     -    RANKING

          The Shares allotted and issued following the exercise of a Bonus Option are subject to the Constitution and shall rank equally in all respects (including entitlement to dividends that have a record date which occurs more than four Business Days after the allotment) with the Company's issued Shares.

     -    LAPSE

          A  Bonus  Option  lapses:

          o    on  exercise  of  that  Bonus  Option;  and

          o    automatically  if  not  exercised  before  the  Expiry  Date.

     -    QUOTATION  OF  SHARES  ON  ASX

          The Company will use all reasonable endeavours and furnish all such documents, information and undertakings as may be reasonably necessary in order to procure, at its own expense, quotation on ASX of Shares to be issued to any Bonus Option holder upon exercise of a Bonus Option.

4.3  PARTICIPATION IN NEW ISSUES

          Where, prior to the exercise of a Bonus Option, the Company makes a pro rata offer or invitation of securities of the Company or any other entity to shareholders of the Company:

          o no Bonus Option holder has any right to participate in that offer or invitation, in respect of Bonus Options held, without exercising those Bonus Options at least four Business Days before the relevant record date; and

          o the Company must give the Bonus Option holder 10 Business Days notice before the record date to determine entitlements to receive that offer or invitation.

4.4  ADJUSTMENTS

     -    REORGANISATION

          If the Company reorganises its issued Shares in any way during the Exercise Period, the rights of Bonus Option holders, will be changed to the extent necessary to comply with the Listing Rules applicable to the reorganisation at that time and in particular with Listing Rule
          7.22  (as  amended  or  replaced  from  time  to  time).

     -    NEW  ISSUES  AND  BONUS  ISSUES

          Listing Rules 6.22.2 and 6.22.3 (as amended or replaced from time to time) apply so as to change the Exercise Price or number of underlying Shares over which a Bonus Option can be exercised in respect of any pro rata issue or bonus issue, respectively.

     -    NOTICE  OF  ADJUSTMENT

          The Company must give notice to each Bonus Option holder of any adjustment, made in accordance with the Listing Rules, to either the number of Bonus Options or the number of Shares which are to be issued on exercise of a Bonus Option or to the Exercise Price.

     -    CUMULATIVE  ADJUSTMENTS

          Each adjustment provided for under a reorganisation, new issue or bonus issue made during the Exercise Period is to be made in respect of each Bonus Option granted that has not lapsed or been exercised at the time of the relevant reorganisation or issue.

     -    ROUNDING

          Before a Bonus Option is exercised under section 4.2 above, all adjustment calculations are to be carried out (in relation to each of the number of Bonus Options, the number of Shares and the Exercise Price) on the basis that on exercise the number of Shares issued is rounded down to the next lower whole number and the Exercise Price rounded up the next higher cent.

4.5  LAW

     -    COMPLIANCE  WITH  LAW

          The Option Terms are subject to all legal and regulatory requirements under the Corporations Act, Listing Rules and SCH Business Rules. To the extent of any inconsistency, the Option Terms are deemed to be amended to be consistent with those provisions.

     -    GOVERNING  LAW

          The Option Terms are governed by and construed in accordance with the laws for the time being in force in the state of Queensland.

4.6  BENEFICIAL OWNERS

          The Company is entitled to treat the registered holder of a Bonus Option as the absolute holder of that Bonus Option and is not bound to recognise any equitable or other claim to, or interest in, that Bonus Option on the part of any person other than the registered holder, except as ordered by a Court of competent jurisdiction or as required by statute.

5.   RIGHTS AND LIABILITIES ATTACHING TO SHARES
--------------------------------------------------------------------------------

All shares issued in Progen are fully paid ordinary shares and carry no special rights. The Constitution sets out the rights and the restrictions imposed on Shares. Certain provisions of the Constitution are summarised below:

          MEETINGS  OF  MEMBERS
     - Each shareholder is entitled to receive notice of, attend and vote at meetings of the Company and to receive all notices, accounts and other documents required to be sent to shareholders under the Constitution, the Corporations Act and Listing Rules.

          VOTING  RIGHTS
     - At a general meeting every shareholder present in person, by proxy, attorney or representative has one vote on a show of hands and every shareholder present in person or by proxy, attorney or representative has one vote per Share on a poll.

          DIVIDEND  RIGHTS
     - All Shares issued in accordance with an exercise of a Bonus Option will rank equally with all existing Shares with respect to all dividends declared after the allotment and issue of those Shares, provided that time is at least four Business Days before the relevant record date. Dividends are determined by the Board at its discretion and dividends declared shall be payable on all shares in proportion to the amount of capital for the time being paid up, in respect of such shares.

          RIGHTS  ON  WINDING  UP
     - Subject to the rights of holders of Shares, a liquidator of the Company may, with the sanction of a special resolution, divide among shareholders, the assets in kind in such proportion as the liquidator may determine.

          TRANSFER  OF  SHARES
     - Generally, Shares in the Company are freely transferable. Subject to the Corporations Act, the Directors must decline to register a transfer of Shares where the Listing Rules require the Company to do so.

          VARIATION  OF  RIGHTS
     - The rights and privileges attaching to Shares may only be altered by special resolution of shareholders. A special resolution is a resolution passed by a majority of not less than 75 per cent of shareholders present and voting.

6.   RISK FACTORS
--------------------------------------------------------------------------------


Shareholders should be aware that the success of Progen's future is subject to a number of inherent risks. These may impact on the price or value of Bonus Options. The risks and uncertainties described below are not the only ones that the Company may face. Additional risks and uncertainties not presently known or that the Company currently believes to be immaterial may also adversely affect Progen's business. If you are in doubt as to whether you should exercise your Options, you should consult your stockbroker, accountant or other financial adviser.

6.1  SPECIFIC BUSINESS RISKS AS A HUMAN HEALTHCARE BIOTECHNOLOGY COMPANY

PROGEN IS AT AN EARLY STAGE IN THE DEVELOPMENT OF PHARMACEUTICAL PRODUCTS AND PROGEN'S SUCCESS IS UNCERTAIN

Progen  is  at  an  early  stage  in the development of pharmaceutical products.

     - Although Progen is presently generating revenues from its contract manufacturing services, the Company has not sufficiently advanced the development of Progen's lead product candidates, (PI-88 and PI-166) and, accordingly, has not begun to market or generate any revenues from their commercialisation.

     - PI-88, PI-166 and future pharmaceutical product candidates will require significant additional investment in research and development, preclinical testing and clinical trials, regulatory and sales and marketing activities, and regulatory approval prior to any commercial sales.

     - The Company may also experience delays in clinical trials due to patient recruitment, regulatory issues or unforeseen safety or efficacy issues.

IF PROGEN IS UNABLE TO ESTABLISH STRATEGIC COLLABORATIONS TO DEVELOP PI-88, PI-166 OR ANY OF ITS OTHER PRODUCT CANDIDATES, THE COMPANY MAY HAVE TO REDUCE OR DELAY PRODUCT DEVELOPMENT OR INCREASE EXPENDITURES (OR BOTH)

Progen's strategy for developing and commercialising its product candidates includes entering into various relationships with pharmaceutical or biotechnology companies to provide the Company with funding and/or to perform research, clinical development, regulatory clearance, commercial scale manufacturing, sales, marketing or distribution activities relating to PI-88, PI-166 or some or all of the Company's current or future product candidates. To date, the Company has not entered into any agreements with third parties capable of providing those services. Establishing strategic collaborations is difficult and time-consuming. The Company's discussions with potential collaborators may not lead to the establishment of collaborations on favourable terms, if at all. If the Company is unable to establish collaborative arrangements, it may have to reduce or delay further development of PI-88, PI-166 and its other product candidates and/or increase expenditures and undertake the development and commercialisation activities at its own expense. If the Company elects to fund its research and development programs on its own, the Company will need to obtain additional financing which may not be available on acceptable terms, or at all.

PROGEN'S EFFORTS TO DISCOVER, DEVELOP AND COMMERCIALISE NEW PRODUCT CANDIDATES FROM PROGEN'S PROPRIETARY GLYCOBIOLOGY TECHNOLOGY PLATFORM BEYOND PI-88 ARE IN A VERY EARLY STAGE AND, THEREFORE, THESE EFFORTS ARE SUBJECT TO A HIGH RISK OF FAILURE

The process of successfully developing product candidates is very time consuming, expensive and unpredictable. Although the Company has recently begun to direct significant effort toward the expansion of the Company's scientific staff and research capabilities to identify and develop product candidates in addition to PI-88, the Company may not identify, develop or commercialise any additional new product candidates from the Company's proprietary glycobiology technology platform or other technologies.

IF PROGEN CANNOT ENTER INTO NEW LICENSING ARRANGEMENTS, THE COMPANY'S ABILITY TO DEVELOP A BROAD PRODUCT PORTFOLIO COULD BE LIMITED

A component of the Company's business strategy is in-licensing drug compounds developed by other commercial or academic entities. Competition for promising compounds is intense. If the Company is not able to identify additional licensing opportunities or enter into licensing arrangements on acceptable terms, if at all, the Company will be unable to develop a diverse portfolio of product candidates.

PROGEN'S SUCCESS DEPENDS UPON PROGEN'S ABILITY TO PROTECT PROGEN'S INTELLECTUAL PROPERTY AND PROGEN'S PROPRIETARY TECHNOLOGY

Progen's  success  will  depend  in  large  part  on  whether  the  Company can:

     -    Obtain  and  maintain  patents  to  protect  Progen's  own  products;

     -    Obtain  licences  to  the  patented  technologies  of  third  parties;

     -    Operate without infringing on the proprietary rights of third parties;
          and

     -    Protect  Progen's  trade  secrets  and  know-how.

PROGEN MAY NOT BE ABLE TO KEEP PACE WITH TECHNOLOGICAL CHANGE OR WITH THE ADVANCES OF COMPETITORS

The biotechnology and pharmaceutical industries are subject to rapid and significant technological change. Progen's competitors in Australia and elsewhere are numerous and include, among others, major pharmaceutical companies, biotechnology firms, universities and other research institutions. These competitors may develop technologies and products that are more effective than any that Progen is developing, or which would render Progen's technology and products obsolete or non-competitive.

ACCEPTANCE OF PROGEN'S PRODUCTS IN THE MARKETPLACE IS UNCERTAIN, AND FAILURE TO ACHIEVE MARKET ACCEPTANCE WILL NEGATIVELY IMPACT PROGEN'S BUSINESS AND OPERATIONS

The Company cannot make any assurances that Progen's products will achieve market acceptance even if they are approved by the TGA and the FDA. The degree of market acceptance of Progen's products will depend on a number of factors, including:

     - The receipt and timing of regulatory approvals for the uses that Progen is studying;

     - The establishment and demonstration in the medical community of the safety, clinical efficacy and cost-effectiveness of Progen's product candidates and their potential advantages over existing therapeutics and technologies;

     - The pricing and reimbursement policies of governments and third-party payers; and.

     - Physicians, patients, payors or the medical community in general may be unwilling to accept, use or recommend any of Progen's products.

PROGEN'S RESEARCH AND DEVELOPMENT EFFORTS WILL BE SERIOUSLY JEOPARDISED IF PROGEN IS UNABLE TO ATTRACT AND RETAIN KEY PERSONNEL AND CULTIVATE KEY ACADEMIC AND SCIENTIFIC COLLABORATIONS

Progen  is  a  small  company  with  46  full-time  employees.

     - Progen's success is highly dependent on the continued contributions of Progen's principal management and scientific personnel and on Progen's ability to develop and maintain important relationships with leading academic institutions and scientists.

     - The Company also has relationships with leading academic and scientific collaborators who conduct research at Progen's request.

          These academic and scientific collaborators are not Progen's employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to the Company.

6.2  GENERAL RISKS OF INVESTMENT OUTSIDE THE CONTROL OF PROGEN

These are the risks of investment in equities which are outside the control of Progen.

PROGEN'S  STOCK  PRICE  MAY  BE  VOLATILE

The market price for Progen's Shares, like that of the securities of other pharmaceutical and biotechnology companies, has fluctuated substantially and may continue to be highly volatile in the future. The Company believes that the following factors, in addition to other risk factors described above will continue to significantly affect the market price of Progen's Shares:

     - The results of preclinical testing and clinical trials by Progen and its competitors;

     - Developments concerning research and development, manufacturing, and marketing alliances or collaborations by Progen and its competitors;

     - Announcements of technological innovations or new commercial products by Progen and its competitors;

     - Determinations regarding Progen's patent applications and applications of others;

     - Publicity regarding actual or potential results relating to medicinal products under development by Progen and its competitors;

     - Proposed governmental regulations and developments in Australia, the U.S. and elsewhere;

     -    Litigation;

     -    Economic  and  other  external  factors;  and

     -    Period-to-period  fluctuations  in  Progen's  operating  results.

CHANGES  IN  GOVERNMENT  LEGISLATION  AND  POLICY  MAY  ADVERSELY  AFFECT PROGEN

While the Company does not currently anticipate any specific material changes in government legislation that may adversely affect it, any material changes in interest rates, exchange rates, relevant taxation and other legal regimes and government policies may adversely affect Progen and the market price of Progen's Shares.

MACRO  ECONOMIC  RISKS

Progen is an international company and there are certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements, longer payment cycles, political instability, expropriation, nationalisation, war and other political risks, fluctuations in currency exchange rates, brokers or government agencies and potentially adverse tax consequences, any of which could adversely impact the success of Progen's operations.

TAXATION  RISKS

Changes in Australian and US taxation laws may also adversely affect the operations and financial position of Progen and consequently have an adverse impact on Shareholders. Tax liabilities are the responsibility of each individual Shareholder, and Progen is not responsible either for taxation or penalties incurred by Shareholders. Shareholders should consult their own taxation advisers to ascertain the tax implications of their investment.

7.   ADDITIONAL INFORMATION


7.1  CONTINUOUS DISCLOSURE AND REPORTING OBLIGATIONS

Progen is a 'disclosing entity' for the purposes of the Corporations Act and as such is subject to regular reporting and disclosure obligations.

Copies of the documents lodged with ASIC in relation to the Company, not being a document referred to in section 1274(2)(a) of the Corporations Act, may be obtained from, or inspected at, an ASIC office.

On a request being made by a person until the issue of Bonus Options, the Company will provide, free of charge, a copy of any of the following documents:

     -    the  Annual  Report;  and

     - any documents used to notify ASX of information relating to the Company during the period from lodgement of that Annual Report and the date this Prospectus is lodged with ASIC.

7.2  DOCUMENTS AVAILABLE FOR INSPECTION

Until the issue of Bonus Options under this Prospectus, copies of the following documents are available for inspection during normal office hours at the registered office of the Company:

     -    the  consents  to  the  issue  of  this  Prospectus;

     -    the  Constitution;

     -    the  Annual  Report;  and

     -    the  consolidated  statement of financial position as at 30 June 2003.

7.3  EXPENSES OF THE BONUS ISSUE

All expenses connected with the Bonus Issue are payable by Progen, including legal fees, share registry fees, printing costs and other miscellaneous expenses. These expenses (excluding GST) are estimated as follows:

          Legal fees                 $20,000
          ASIC fees                  $ 2,500
          ASX                        $ 8,400
          Printing and mailing       $20,000
          Sundry expenses            $19,000
                                     -------
          Total expenses             $70,000
                                     =======

7.4  LIMITATION ON OFFERS TO OVERSEAS SHAREHOLDERS

Bonus Options will only be issued, to those persons whose registered address is in Australia, New Zealand or other jurisdiction in which the Bonus Issue can be lawfully conducted without compliance with registration, qualification or other legal requirements. Persons into whose possession this Prospectus may come are required by the Company to inform themselves about and to observe any legal requirements and restrictions of jurisdictions applicable to them.

7.5  TAXATION CONSEQUENCES FOR ELIGIBLE SHAREHOLDERS

Eligible Shareholders should be aware that taxation implications may arise from the issue of Bonus Options or the exercise of Bonus Options. Shareholders should consult their own professional tax adviser to obtain advice in relation to the taxation laws and regulations applicable to their own circumstances.

7.6  CONSENTS AND DISCLAIMERS

None of the parties referred to below has made any statement in this Prospectus or any statement on which a statement in this Prospectus is said to be based, other than as specified below. To the maximum extent permitted by law, each of the parties referred to below expressly disclaims and takes no responsibility for any statements in or omissions from this Prospectus, other than the reference to its name and a statement included in this Prospectus with the consent of that party:

     - Allens Arthur Robinson has given and has not, before lodgement of this Prospectus with ASIC, withdrawn its written consent to being named in this Prospectus in the form and context in which it is named; and

     - Computershare has given and has not, before lodgement of this Prospectus with ASIC, withdrawn its written consent to being named in this Prospectus in the form and context in which it is named. Computershare has not authorised or caused the issue of this Prospectus and has had no involvement in the preparation of any part of it other than the recording of its name as Progen's share registry.

7.7  INTERESTS OF EXPERTS AND ADVISERS

Other than set out below or elsewhere in this Prospectus, no expert or any firm in which any expert is a partner has, or has had in the two years before lodgement of this Prospectus, any interest in the formation or promotion of Progen or in any property proposed to be acquired by Progen in connection with the formation or promotion of Progen or the Bonus Issue, and no amounts, whether in cash or Shares or otherwise, have been paid or agreed to be paid to any expert (or to any firm in which he or she is or was a partner) for services rendered by the expert or the firm in connection with the formation or promotion of Progen or the Bonus Issue. No form of payment of any kind will be made or agreed to be made to any such expert or firm other than in cash.

Allens Arthur Robinson has provided legal advice in relation to this Prospectus. Allens Arthur Robinson will be paid an amount of approximately $20,000 (excluding GST) in respect of these services. Further amounts up to $5,000 may be paid in accordance with normal time based charges.

7.8  INTERESTS OF DIRECTORS

     HOLDINGS

     As at 30 June 2003 the Directors' interests in Shares and Existing Options were:

     -------------------  -------  ----------------
     DIRECTOR             SHARES   EXISTING OPTIONS
     -------------------  -------  ----------------
     S. Chang             432,377           125,000
     -------------------  -------  ----------------
     L.J. Lee                   -           450,000
     -------------------  -------  ----------------
     Prof. J.R. Zalcberg   15,849           125,000
     -------------------  -------  ----------------
     P.O. Burns               500            75,000
     -------------------  -------  ----------------
     Dr. M.L. Eutick            -            75,000
     -------------------  -------  ----------------
     Dr. S.S.C. Chang           -                 -
     -------------------  -------  ----------------

     Other than set out above or elsewhere in this Prospectus:

     - No Director or proposed director of Progen and no firm in which a Director or proposed director of Progen is or was at the relevant time, a partner has, or has had in the two years before lodgement of this Prospectus, any interest in the promotion of, or in any property proposed to be acquired by, Progen.

     - No amounts, whether in cash or Shares or otherwise, have been paid or agreed to be paid to any Director or proposed director of Progen (or to any firm in which he is or was a partner) either to induce him to become, or to qualify him as a Director, or otherwise for services rendered by him or by the firm in connection with the promotion or formation of Progen.

TRANSACTIONS  WITH  RELATED  PARTIES

There have been no related transaction with Directors, related entities of Directors or other related parties.

PAYMENTS  TO  DIRECTORS
For  the  year  ended  30  June  2003  the  following  remuneration  was paid to
Directors:

     NAME                 TOTAL REMUNERATION
     -------------------  -------------------
     S. Chang             $           215,560
     -------------------  -------------------
     L.J. Lee             $           304,031
     -------------------  -------------------
     Prof. J.R. Zalcberg  $            42,990
     -------------------  -------------------
     P.O. Burns           $            42,990
     -------------------  -------------------
     Dr M.L. Eutick       $            42,990
     -------------------  -------------------
     Dr S.S.C. Chang      $            42,990
     -------------------  -------------------


8.   DIRECTORS' STATEMENT

     The Directors have authorised and caused the issue of this Prospectus and accept responsibility for the information contained in it. To the best of the knowledge and belief of the Directors (who have taken all reasonable care to ensure that such is the case) the information contained in this Prospectus is in accordance with the facts and does not omit anything which is likely to affect the prospects of the Company or the value of the assets of the Company except as disclosed in this Prospectus.

     Each Director has consented to the lodgement of this Prospectus with ASIC in accordance with section 720 of the Corporations Act.

     Signed by the chairman of Progen for the purposes of section 351 of the Corporations Act.
     19  November  2003


     Stephen  Chang
     Chairman

9.   GLOSSARY



ANNUAL REPORT             The annual report of the Company for the year ended 30 June
                          2003 and lodged with ASX on 29 September 2003.
ASIC                      Australian Securities and Investments Commission.
ASX                       Australian Stock Exchange.
BOARD                     The board of Directors of Progen.
BONUS ISSUE               The issue of Bonus Options under this Prospectus.
BONUS OPTIONS             The options to be issued under this Prospectus as described and on the terms set out in section 4.
BUSINESS DAY              Has the meaning given in the Listing Rules.
BUSINESS SALE AGREEMENT   Means the Agreement dated 11 November 2003 between
                          Progen and Global Science and Technology Limited for the sale of Progen's life sciences business unit as announced to ASX on
                          11 November 2003.
CHESS                     Clearing House Electronic Sub register System, operated by
                          ASX Settlement and Transfer Corporation Pty Limited.
COMPANY OR PROGEN         Progen Industries Limited (ABN 82 010 975 612).
COMPUTERSHARE             Computershare Investor Services Pty Limited (ABN 48 078 279
                          277).
CONSTITUTION              The constitution of Progen.
CORPORATIONS ACT          The Australian Corporations Act 2001 (Cth).
DIRECTOR                  A director of Progen.
EXERCISE PERIOD           The period commencing on the issue of the Bonus Options and ending on the Expiry Date.
EXERCISE PRICE            $2.50 per Share, subject to adjustment as described in section
                          4.4.
EXISTING OPTIONS          Options, totalling, 1,168,220 issued by the Company over
                          unissued Shares prior to the date of this Prospectus.
EXPIRY DATE               5pm (Brisbane time) on 31 May 2005.
FDA                       Food and Drug Administration of the USA.
LISTING RULES             The listing rules of ASX as in force from time to time.
OPTION TERMS              The terms and conditions of the Bonus Options as set out in section 4 of this Prospectus.
PLACEMENT                 3.8 million Shares issued to Australian institutional and
                          sophisticated investors to raise $5.32 million on 31 October
                          2003.
PLACEMENT OPTIONS         Placement Options means 700,000 options issued 31 October
                          2003 as part payment of the success fee for the Placement, dated 31 October 2003.
PROSPECTUS                This prospectus dated 19 November 2003.
RECORD DATE               7.00 pm (Brisbane time) 28 November 2003.
SCH                       ASX Settlement and Transfer Corporation Pty Ltd (ACN 001 504
                          532).
SCH BUSINESS RULES        The business rules made by SCH as in force from time to time.
ELIGIBLE SHAREHOLDER      The registered holder of Shares on the Record Date.
SHARES                    Fully paid ordinary shares in Progen.
TGA                       Therapeutic Goods Administration of Australia.
$ OR CENT                 The lawful currency of Australia.

10.  CORPORATE DIRECTORY



DIRECTORS                              COMPANY SECRETARY
                                       M. McColl
S. Chang (Chairman)
L.J. Lee (Managing Director)
Prof. J.R. Zalcberg
P.O. Burns
M.L. Eutick
Dr. S.S.C. Chang
E. Chang (alternate Dr. S.S.C. Chang)

REGISTERED OFFICE                      SHARE REGISTRY -             SHARE REGISTRY -
                                       AUSTRALIA                    UNITED STATES
2806 Ipswich Road
Darra, Queensland 4076                 Computershare Investor       Computershare Investor
Australia                              Services                     Services US
Phone +61 7 3273 9100                  Pty Limited                  12039 West Alameda
Fax +61 7 3375 9318                    Level 27, Central Plaza One  Parkway,
                                       345 Queen Street             SuiteZ-2, Lakewood Co.
                                       Brisbane, Queensland 4000    80228.
                                       Phone 1300 552 270           Phone 1303 986 5400

BANKERS                                STOCK EXCHANGES              AUDITORS

National Australia Bank                Australian Stock Exchange    Ernst & Young
Limited                                ASX: PGL NASDAQ: PGLAF       Level 5, Waterfront Place
Suncorp-Metway Limited                                              1 Eagle Street
                                                                    Brisbane, Queensland 4000
                                                                    Australia